Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES SECOND
QUARTER EARNINGS

OAKLAND, MARYLAND—August 2, 2006: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended June 30, 2006 of $3.0 million ($.50 earnings per share) compared to $2.1 million ($.35 earnings per share) for the second quarter of 2005, a 42.5% increase.

For the six-month period ended June 30, 2006, the Corporation’s annualized return on average assets and average shareholders’ equity were .90% and 12.54%, respectively, compared to .78% and 11.22%, respectively, for the same period in 2005. Net income for the first six months of 2006 was $5.85 million ($.96 earnings per share), compared to $4.89 million ($.80 earnings per share) for the first six months of 2005.

Total assets were $1.31 billion at June 30, 2006, a decrease of $5 million (.4%) since December 31, 2005. This decline is a result of a decrease in gross loans of $6 million and a decrease in cash and interest bearing deposits in banks of $4 million. These decreases were offset by an increase of $3 million in our investment portfolio.

Loans were $954.6 million at June 30, 2006 compared to $961.0 million at December 31, 2005, a decrease of $6.4 million (.66%). Continued growth in residential mortgage and construction loans ($6.2 million) was offset by a decline in the installment loan portfolio ($6.7 million) and a decline in our commercial loan portfolio ($5.9 million). The decrease in installment loans resulted from our intention to de-emphasize this type of very rate-competitive lending in our major markets. Our commercial loan portfolio decreased due to payoffs on a few large development loans. These payoffs offset the growth experienced in the commercial loan portfolio during the second quarter of 2006. At June 30, 2006, approximately 82% of the commercial loan portfolio was collateralized by real estate, compared to 78% at June 30, 2005.

Deposits were $945.3 million at June 30, 2006, compared to $955.9 million at December 31, 2005, a decrease of $10.6 million (1.1%). The composition of deposits changed due to a reduction in demand deposit balances, which was offset by a slight increase in retail and brokered certificates of deposit.

Comparing June 30, 2006 to December 31, 2005, shareholders’ equity increased 2.2%, from $92.0 million to $94.0 million, resulting in a slight increase in book value per share from $15.04 at December 31, 2005 to $15.34 at June 30, 2006. At June 30, 2006, 6,129,412 shares of the Corporation’s common stock were issued and outstanding.

Net- Interest Income

Net interest income increased $.9 million during the first six months of 2006 when compared to the same period in 2005, due to a $5.5 million (17%) increase in interest income offset by a $4.7 million (35%) increase in interest expense. The increase in interest income resulted from an increase in average interest-earning assets of $26.5 million (2.3%) during the first six months of 2006 when compared to the first six months of 2005. This increase is attributable to the growth that we experienced in both our loan portfolio and our investment portfolio during the latter half of 2005. Emphasis on adjustable rate loan products and the rising interest rate environment contributed to the increase in the average rate earned on our average earning assets of 88 basis points, from 5.77% for the first six months of 2005 to 6.65% for the first six months of 2006 (on a fully tax equivalent basis). Interest expense increased during the first six months of 2006 when compared to the same period of 2005 due to the higher interest rate environment, and an overall increase in average interest-bearing liabilities of $32.6 million. The combined effect of the increasing rate environment and the volume increases in our average interest-bearing liabilities, resulted in a 78 basis point increase in the average rate paid on our average interest-bearing liabilities from 2.52% for the six months ended June 30, 2005 to 3.30% for the same period of 2005. The effect of these factors was a 14 basis point increase in the net interest margin during the first half of 2006 to 3.59% from 3.45% for the first half of 2005.

Asset Quality

Our asset quality remains sound. The ratio of non-performing and 90 days past-due loans to total loans at June 30, 2006 was .34%, compared to .35% at December 31, 2005 and .47% at June 30, 2005. The ratio of non-performing and 90 days past-due loans to total assets at June 30, 2006 was .25%, compared to .26% at December 31, 2005 and .35% at June 30, 2005.

The provision for loan losses was $.1 million for the first six months of 2006, as compared to $.9 million for the same period of 2005. The difference is due primarily to reductions in specific allocations for certain impaired loans, a decline in net loan charge offs due to improvements in loan credit quality and collection efforts and slower loan growth during the period. As a result of the evaluation of the loan portfolio, the allowance for loan losses decreased slightly to $6.1 million at June 30, 2006, compared to $6.4 million at December 31, 2005. Management believes that the allowance at June 30, 2006 is adequate to provide for probable losses inherent in our loan portfolio.

Non-Interest Income and Non-Interest Expense

Other operating income increased during the first half and second quarter of 2006 when compared to the same periods of 2005. These increases were primarily attributable to continued improvements in service charge income and trust department earnings in 2006. There were no losses in the investment portfolio in the first half of 2006, compared to the $.2 million loss during the second quarter of 2005. Service charge income improved due to increased customer use of the Bank’s improved overdraft protection product, an increase in overdraft fees and increased account analysis fees from several new merchant accounts.

Other operating expenses increased by 8.6% and 5% for the first six months and second quarter of 2006, respectively, when compared to the same time periods of 2005. These increases are due to increased personnel costs reflecting increased employee incentives, annual merit increases and staffing increases in the second half of 2005.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia. The Corporation’s website is www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the Risk Factors contained in Item 1A of Part I of the Annual Report of First United Corporation on Form 10-K for the year ended December 31, 2005.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	unaudited			unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2006	2005	2006	2006	2005
EARNINGS SUMMARY
Interest income	$19,539	$16,826	$18,977	$38,516	$32,976
Interest expense	$9,225	$6,833	$8,840	$18,065	$13,393
Net interest income	$10,314	$9,993	$10,137	$20,451	$19,583
Provision for loan and lease losses	$157	$1,007	$(77)	$80	$916
Noninterest income	$3,304	$2,879	$3,516	$6,820	$5,961
Noninterest expense	$8,936	$8,510	$9,518	$18,454	$16,989
Income taxes	$1,481	$1,219	$1,407	$2,888	$2,748
Net income	$3,044	$2,136	$2,805	$5,849	$4,891
Cash dividends paid	$1,164	$1,131	$1,163	$2,327	$2,260

	Three Months Ended
	unaudited
	30-Jun	30-Jun	31-Mar
	2006	2005	2006
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.50	$0.35	$0.46
Book value	$15.34	$14.54	$15.25
Closing market value	$20.65	$20.03	$22.83
Common shares outstanding at period end	6,129,412	6,105,521	6,123,681

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.90%	0.78%	0.87%
Return on average shareholders' equity	12.54%	11.22%	12.12%
Net interest margin	3.59%	3.45%	3.57%
Efficiency ratio	65.80%	65.64%	67.93%

PERIOD END BALANCES	30-Jun	31-Dec	30-Jun
	2006	2005	2005

Assets	$1,306,010	$1,310,991	$1,267,422
Earning assets	$1,193,347	$1,197,691	$1,164,286
Gross loans	$954,558	$960,961	$957,252
Consumer Real Estate	$369,150	$363,005	$366,112
Commercial	$398,809	$404,681	$393,390
Consumer	$186,599	$193,275	$197,750
Investment securities	$233,396	$230,095	$202,202
Total deposits	$945,302	$955,854	$911,662
Noninterest bearing	$111,712	$114,523	$115,468
Interest bearing	$833,590	$841,331	$796,194
Shareholders' equity	$94,023	$92,039	$88,680

CAPITAL RATIOS	30-Jun	31-Dec	30-Jun
Period end capital to risk-	2006	2005	2005
weighted assets:
Tier 1	11.82%	11.47%	10.94%
Total	12.97%	12.66%	12.28%

ASSET QUALITY
Net charge-offs for the quarter	$233	$682	$314
Nonperforming assets: (Period End)
Nonaccrual loans	$2,143	$2,393	$3,199
Restructured loans	$528	$532	$537
Loans 90 days past due and accruing	$1,113	$989	$1,258
Other real estate owned	$113	$133	$263
Total nonperforming assets and past due loans	$15,078	$11,620	$12,731
Allowance for credit losses to gross loans, at period end	0.64%	0.67%	0.76%
Nonperforming and 90 day past-due loans to total loans, at period end	0.34%	0.35%	0.47%
Nonperforming loans and 90 day past-due loans to total assets, at period end	0.25%	0.26%	0.35%